Executive Severance Plan

As in effect as of May 11, 2020.

The company reserves the right to amend, modify, or terminate this Plan at any time and for any reason.

Introduction
The purpose of this Executive Severance Plan is to provide financial assistance to eligible executives (each a “Participant”) of the Option Care Health family of companies (the “Company”) who terminate employment in qualifying circumstances as set forth in this Plan. The Plan only provides such assistance in these circumstances, as it is not a general severance program covering all types of job losses. A Participant is eligible for this benefit if a Participant meets the eligibility requirements defined in this Plan and executes a Participation Notice.

Definitions
There are several key terms mentioned in this Plan defined below. Some of these terms help clarify existing company policy, and others are specific to the Plan.

Base Pay: A Participant’s annual rate of base salary in effect as of the date of Termination, determined without regard to any reduction thereof that constitutes Good Reason.

Board: The board of directors of the Company.

Cause: The occurrence of any one or more of the following reasons: (i) the commission of a felony or other crime involving moral turpitude; (ii) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company; (iii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company substantial public disgrace or substantial economic harm; (iv) substantial and repeated failure to perform duties as reasonably directed by the officer to which a Participant reports or the Board; (v) any intentional act or omission aiding or abetting a competitor, supplier or customer of the Company to the material disadvantage of the Company; (vi) breach of fiduciary duty or willful misconduct with respect to the Company or (vii) any other material breach of this Agreement; provided, a Participant shall be entitled to notice and an opportunity to cure any act or omission (if curable) under clause (vii) which is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to a Participant.

Change in Control: The term “Change in Control” shall have the meaning set forth in the Company’s 2018 Equity Incentive Plan, as amended, modified, or supplemented from time to time.

Comparable Job: A position that is similar to a Participant’s previously held position in terms of pay, location, and responsibility, as determined in the sole discretion of the Plan Administrator.

Disability: A Participant’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its subsidiaries for such period as entitles a Participant to monthly income replacement benefits under the Company’s long-term disability plan in which such Participant participate; provided, if there shall not be such a plan in which a Participant is a participant, such period shall be for 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment.

Plan Administrator: It is within the authority and discretion of the Plan Administrator to construe and interpret the Plan and to make final determinations as to eligibility for, and benefits due, under the Plan described in this section. See the “Administrative Facts” section for details about the Plan Administrator.

Service Provider: An outsourced company with which the Company subcontracts to complete a task. A service provider and its executives are not affiliated with the Option Care family of companies or a successor employer.

Successor Employer: A company which acquires or buys an Option Care Health unit, division, line of business, or subsidiary, and which retains or hires a Participant from the Option Care family of companies to continue to provide services with respect to the Option Care Health unit, division, line of business, or subsidiary.

Terminated or Termination: A Participant’s employment with the company and its affiliates and subsidiaries is ended for any reason. A Participant is not considered Terminated solely because a Participant’s hours scheduled or worked fluctuate or are reduced to zero.

Termination Date: A Participant’s last day worked.

Eligibility
A Participant is eligible for severance benefits under the Plan if he or she has been previously notified as a participant in the Plan, and is terminated without Cause during the twelve (12) month period following a Change in Control while he or she is actively at work or on an approved disability leave, military leave, or Family/Medical Leave at the time of Termination.

Even if a Participant meets the above criteria, a Participant is not eligible for severance benefits under the Plan if any of the following exceptions apply:
•A Participant voluntarily separates from the company;
•A Participant is on a personal leave of absence at the time of Termination;
•A Participant is Terminated for Cause;
•A Participant is Terminated after unsuccessfully completing the requirements of a Performance Improvement Plan (PIP);
•A Participant is offered a Comparable Job within the Option Care Health family of companies or with a Successor Employer prior to or within 30 days of Termination;
•A Participant is offered and accepts a new position within the Option Care Health family of companies or with a Successor Employer within 30 days of Termination;
•A Participant is covered by a collective bargaining agreement of which the Plan was not a subject of bargaining;
•A Participant is eligible for benefits under another severance plan within the Option Care family of companies or receives compensation and/or benefits through a separation or termination agreement with the company; or
•A Participant is in independent contractor, consultant, leased, temporary, per diem, or seasonal employee, or otherwise not treated as an employee by the company for payroll purposes, as determined in the sole discretion of the Plan Administrator. This is the case, even if a court or administrative agency determines that such individuals are employees.

Cash Severance Payments
A Participant shall receive a cash severance payment equal to 12 months of his or her monthly rate of Base Pay as of the date of Termination. A Participant shall also receive a payment for a prorated portion of his or her current annual target bonus for the year of termination, based on the full number of weeks the Participant was employed during the year of termination.

The cash severance payments will be paid in accordance with the Company’s normal payroll practices over a 12- month period.

If a Participant’s Termination is due to his or her death or Disability, a Participant shall also be entitled to receive any Prior Year Bonus and a prorated annual bonus with respect to the year of Termination, paid when bonuses are paid to senior executives following completion of the year of Termination.

Continued Health Care Coverage
With respect to a Participant who is a U.S. eligible employee as of the date of such Participant’s Termination, the Company or applicable subsidiary shall pay to such Participant a cash payment in an amount equal to the applicable COBRA premium payments (as reasonably determined by the Administrator as of the time of a
Participant’s Termination) that would be payable by the Company should the Participant have continued the Participant’s Company-provided medical, dental, and/or vision coverage existing as of such Participant’s Termination Date for 12 months

For purposes of clarity, such cash payment shall be made regardless of whether a Participant actually elects coverage under COBRA, and shall be determined as of a Participant’s Termination and not impacted by, or adjusted for, events occurring after such date (including, without limitation, changes in coverage or premiums).

Separation and Release Agreement
To receive severance pay and benefits under the Plan, a Participant must return a signed release in a form acceptable to the Company (the “Separation and Release Agreement”) to the Human Resources Department on or within 45 days after his or her Termination Date or his or her receipt of the Separation Agreement and Release Agreement, whichever occurs later. A Participant may not submit a Separation and Release Agreement before his or her Termination Date. A Participant may revoke a signed Separation and Release Agreement within 7 days of signing the agreement. A Participant must provide the Human Resources Department the revocation in writing within the 7-day period. If a Participant timely revokes the Separation and Release Agreement, they will not be eligible to receive severance pay or benefits. A Participant’s revocation of the Separation and Release Agreement does not change the termination of his or her employment as of his or her last day worked.

The Separation Agreement and Release Agreement will include non-competition and/or non-solicitation restrictions and recoupment (clawback) provisions to protect the company’s legitimate competitive interests for a reasonable period of time following the Termination of a Participant’s employment. A Participant’s consideration for (i.e., his or her signature on) the Separation and Release Agreement is the severance pay and benefits that they are not otherwise eligible to receive. A Participant should contact a personal attorney (at his or her own expense) to review the Separation and Release Agreement.

How to Receive Plan Benefits
Human Resources calculates a Participant’s severance benefit, if any, and the appropriate amount is paid as salary continuation for the duration of months designated by the Tier (as described above). Payment will begin as soon as administratively feasible following a Participant’s Termination Date in accordance with the Company’s normal payroll practices in effect at the time of Termination, but only after the 7-day revocation period for the signed Separation and Release Agreement has passed.

Repayment of Plan Benefits If Rehired: Please note that if a Participant receives severance benefits and is rehired by the Option Care Health family of companies or with a Successor Employer within 30 days of his or her Termination Date, such Participant will be required to repay the benefits to the company, and no further severance benefits will be paid. If a Participant is rehired more than 30 days after his or her Termination Date, such Participant may keep Plan benefits equal to his or her previous weekly rate of pay multiplied by the number of weeks between such Participant’s Termination Date and rehire date, but must repay the remainder to the company, and no further severance benefits will be paid. Participants are not eligible for re-hire until they make all required repayments.

Termination Date
A Participant’s severance benefit and any unused Paid Time Off (PTO) does not extend or delay his or her
Termination Date. Any unused time in a Participant’s PTO Accrual balance and time in Vacation Frozen will be paid to such Participant, if applicable. Unused floating holidays or time remaining in Sick Frozen will not be paid out upon separation. If a Participant is on a disability leave, military leave or a Family/Medical Leave when he or she is terminated, they are considered to be employed until his or her leave ends. If a Participant is on a Company- approved leave of absence at the time of the event giving rise to his or her eligibility for severance benefits under the Plan, the date his or her approved leave ends is considered to be his or her Termination Date for purposes of calculating and administering his or her severance benefit under the Plan.

Coordination with Company Benefits
Life Insurance: A Participant’s Company-Paid and Voluntary Term Life Insurance and Voluntary Personal Accident Insurance will end on such Participant’s Termination Date, but a Participant may apply to convert these to individual policies. Contact Unum at +1 866-220-8460 (reference policy number: 703786).

Other Benefits: A Participant’s coverage and deductions for any other benefit plans will end on his or her Termination Date. In some situations, a Participant may be eligible to continue coverage. See the applicable Summary Plan Descriptions for details.

Benefit Offset
The severance benefits available under the Plan are the maximum benefits payable by the Company in the event of termination of employment. To the extent that a federal, state or local law, including the Worker Adjustment and Retraining Notification Act (“WARN”), requires the Company to give advance notice or make a payment to eligible Participants because of involuntary termination of employment, layoff, plant closing, sale of business or other similar event (collectively, a “WARN Event”), severance benefits will be offset by any such payments.

Additionally, severance benefits will be offset by any payments made, such as paid leave or layoff benefits, during a period for which a WARN (Worker Adjustment and Retraining Notification Act) notice was given. These offsets will not reduce a Participant’s benefit to less than two weeks of pay for hourly Participants, or four weeks of pay for salaried Participants.

Treatment of Equity Awards
The treatment of any vested or unvested equity awards held by a Participant will be governed by the plan and/or award agreement applicable to such awards.

Effect on Prior Agreements
Unless otherwise specified in a Participation Notice, payments provided by the Plan supersede any other agreement between a Participant and the Company that provides for specific severance in connection with a termination of employment, including but not limited to any individual employment agreement a Participant and the Company may be party to.

Withholding
The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligation it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Plan Administrator may prescribe.

Treatment under Section 409A
It is intended that the benefits under the Plan are either exempt from, or compliant with, the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder (“Section 409A”), so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to a Participant. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and the Policy. To the extent that a distribution to a Participant is not exempt from Section 409A, and is required to be delayed by six months pursuant to Section 409A, such distribution shall be made no earlier than the first day of the seventh month following a Participant’s’ “separation from service” (as defined in Section 409A), and the payments that otherwise would have been paid to a Participant during the six-month period immediately following the Participant’s “separation from service” shall be paid to a Participant in a lump sum on the first day of the seventh month following a Participant’s “separation from service”, or as soon as administratively practicable thereafter, but in no event later than 90 days thereafter. For purposes of Section 409A, the Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

Additional Plan Provisions
No Assignment ─ Severance benefits are not subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution or encumbrance of any kind. Any attempt to do so will be void, except as required by law.

Recoupment and Clawback Policy – All severance benefits will be subject to the Company’s Clawback Policy, and any other policies or arrangements of the company relating to clawback or repayment of benefits applicable to a Participant, as in effect from time to time or otherwise required by applicable law.

Return of Severance Payments ─ Any severance benefits paid to a Participant in error must be repaid to the Company. The Company has all remedies available under the law for the recovery of such amounts.

No Representations Contrary to the Plan ─ No executive, officer, or director of the Company may alter, vary or modify the Plan, except by an authorized written amendment. No verbal or written representations contrary to the terms of the Plan and its written amendments are binding upon the Plan, the Plan Administrator or the Company.

No Employment Rights ─ The Plan does not confer employment rights upon any person. No person will be entitled, by virtue of the Plan, to remain in the Company’s employment and nothing in the Plan restricts the Company’s right to terminate any person’s employment at any time.

Applicable Law ─ The Plan is governed and construed in accordance with the Employee Retirement Income Security Act of 1974 (ERISA), and in the event that any reference be made to state law, the laws of the state of Illinois will apply, without regard to its conflicts of law provisions.

Severability ─ If a provision of the Plan is found, held or deemed by the Plan Administrator or a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the provision will be severed from the Plan and the remainder of the Plan will continue in full force and effect.

Return of Company Property ─ A Participant must return all Company property (i.e., keys, credit cards, documents and records, identification cards, equipment, cellular telephones, parking stickers, etc.) as of his or her Termination Date to begin receiving severance benefits. Benefits will not be paid until the Plan Administrator is satisfied the applicable Participant has returned all company property.

Claims Procedures

Initial Claims Determinations: All formal claims under the Plan will be reviewed by one or more individuals within the Human Resources Department who are designated by the Plan Administrator to review claims under this Plan. A decision will be made based on the information submitted by a Participant within 90 days after the claim is submitted. By notice to a Participant before this period ends, this deadline may be extended by up to 90 additional days if it is determined that a decision cannot be made during the initial period for reasons beyond the control of the Plan. An extension notice will specify the length of the extension and inform a Participant that a decision cannot be made within the deadline because of reasons beyond the control of the individual(s) reviewing a Participant’s claim.

Claim Denials: If a Participant’s claim is denied, they will be sent a notice that will:
•Be written in a manner that a Participant should understand;
•Include the specific reasons for the denial;
•Refer to the provisions of the Plan on which the determination was based;
•Describe any additional material or information necessary to perfect the claim and explain why the additional material is necessary;
•Inform the Participant that, upon request and free of charge, such Participant is entitled to reasonable access to and copies of all documents, records, and other information relevant to the claim;
•Explain the Plan’s review procedures including relevant deadlines; and
•Include a statement of a Participant’s right to bring a civil action under ERISA after receiving a final determination upon appeal.

Appealing a Denied Claim: To appeal a claim denial, a Participant must notify the Plan Administrator within 60 days of receiving notice of the claim denial. A Participant may submit written comments, documents, records, and other pertinent information and will be given reasonable access to, and copies of, all documents, records, and other information relevant to the claim. It is essential that a Participant supply all information or opinions that they believe may be relevant to his or her claim. To be assured of a proper response to the appeal, it must be directed to the Plan Administrator at the address listed in the “Administrative Facts” section.

Plan Administrator’s Review of Appeal: The appeal will be reviewed by the Plan Administrator, who will not give deference to the initial benefit determination, and will take into account all comments, documents, records, and other information that such Participant submits relating to his or her claim, without regard to whether the information was submitted or considered in the initial benefit determination.

Notice of Decision on Appeal: A Participant will be notified of the benefit determination within 60 days of the receipt of the appeal. By notice to such Participant before this period ends, the Plan Administrator may extend this deadline by up to 60 additional days if it determines that a decision cannot be made during the initial period for reasons beyond the control of the Plan Administrator. An extension notice will specify the length of the extension and inform a Participant that a decision cannot be made within the deadline because of reasons beyond the control of the Plan Administrator. If the decision on appeal is denied, the Plan Administrator will provide a Participant with a notice of the denial that will:
•Be written in a manner that a Participant should understand;
•Include the specific reasons for the denial;
•Refer to the provisions of the Plan on which the determination was based;
•Inform a Participant that, upon request and free of charge, they are entitled to reasonable access to and copies of all documents, records, and other information relevant to the claim; and
•Notify a Participant of his or her right to bring legal action under ERISA.

General Claims/Appeals Information: Both in the context of initial claims determination and in the context of reviewing appeals, there may be situations where the reviewers need additional information from a Participant before they can make their determination. If that is the case, a Participant will be notified of the specific information that is needed and/or any issues that need to be resolved, and a Participant will be given a reasonable period of time to supply the needed information (generally 45 days). In such situations, the deadlines for responding to the claim or appeal may be put on hold while the receipt of this additional information is pending. The reviewers will apply their judgment to claims and appeals in a manner that they deem to be consistent with the Plan and any rules, regulations, or prior interpretations of the Plan. The reviewers will make their decision in a manner that they believe will apply the Plan consistently to similarly situated participants.

The Plan Administrator (or any delegate) has the discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including making factual determinations. Benefits under the Plan are payable only if the Plan Administrator determines, at its sole discretion, that an eligible Executive is entitled to them. The decisions of the Plan Administrator are final and conclusive with respect to all questions concerning the administration of the Plan. A Participant must first utilize the claim and appeal rights described in this Plan before a Participant may properly assert any claim in court. If a Participant fully exhaust these rights, but remain dissatisfied with the outcome of a Participant’s appeal, he or she may challenge the decision in court.

ERISA Rights
As an executive eligible to participate in the Plan, a Participant is entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to receive:
Information about his or her Plan and Benefits
•Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including any insurance policies/contracts and any collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public
•Disclosure Room of the Employee Benefit Security Administration.
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including any insurance policies/contracts and any collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description.
•The Plan Administrator may make a reasonable charge for the copies and will inform a Participant in advance of the cost. To view or receive a copy of any Plan documents, a Participant should send a written request (noting the specific document(s) of interest) to the following address:
◦Option Care 3000 Lakeside Drive, Suite 300N Bannockburn, IL 60015

Prudent Actions by Plan Fiduciaries: In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of a Participant and other Plan participants and beneficiaries. No one, including a Participant’s employer, a Participant’s union (if applicable), or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a welfare benefit or exercising a Participant’s rights under ERISA.

Enforce a Participant’s Rights: If a claim for a welfare benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, a Participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay a Participant up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits that is denied or ignored, in whole or in part, he or she may file suit in a state or federal court, but only after he or she has exhausted his or her claims and appeals rights described above. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting a Participant’s rights, he or she may seek assistance from the U.S. Department of Labor, or he or she may file suit in a federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful, the court may order the person a Participant has sued to pay these costs and fees. If a Participant loses, the court may order him or her to pay these costs and fees if, for example, it finds a Participant’s claim is frivolous.

Assistance with a Participant’s Questions
If a Participant has any questions about the Plan, a Participant should contact the Plan Administrator at the address listed in the “Administrative Facts” section. The Plan Administrator is available to answer a Participant’s general questions. However, raising questions or making an inquiry in this fashion will not satisfy the claims procedure requirements described in the “How to Receive Plan Benefits” and “Claims Procedures” sections. If a Participant wishes to file a formal claim or appeal a claim denial, a Participant must follow these formal claims procedure requirements.

If a Participant has any questions about this statement or about his or her rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, a Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the Employee Benefits Security Administration at 866-444-EBSA
(866-444-3272), or visiting the website, www.dol.gov/ebsa.

Administrative Facts
Plan Name: Option Care Enterprises, Inc. Executive Severance Plan
Plan Sponsor: Option Care Enterprises, Inc.
The terms “Option Care Health” or “Company” used in this Plan refers to the Option Care Health family of companies.
Plan Year: January 1 - December 31
Plan Type: The Option Care Enterprise, Inc. Executive Severance Plan is a welfare benefit plan providing payment upon separation of employment in defined circumstances.
Employer Identification Number: 68-0208702
Plan Costs: Costs for the Plan are paid by the sponsor, Option Care Health, Inc., from general assets. No Participant will acquire by reason of the Plan any right in or title to any of the company’s assets, funds, or property. All severance benefits are an unfunded obligation of the company. The company will pay severance benefits from its general assets. No executive, officer, director or agent of the company guarantees in any manner the benefits or the payment of severance benefits.

Plan Administrator & Agent for Service of Process: Mike Rude, Chief Human Resources Officer, Option Care Enterprises, Inc., 3000 Lakeside Drive, Suite 300N Bannockburn, IL 60015 (312) 940-2529

Amendment, Termination, Rights, and Questions: Option Care Health reserves the right to alter, amend, or cancel the Plan at its sole discretion. In the event of Plan termination, claims incurred prior to the date of termination will be paid out of the general assets of the company. The establishment of the Plan, or any modifications to it, does not create a contract or a guarantee of employment or coverage, nor does it give any company or person a legal or equitable right against the company, its shareholders, directors, or officers.